RESOLUTIONS OF THE BOARD OF DIRECTORS OF HOMELAND RESOURCES LTD.

Pursuant to the provisions of Nevada Corporation law and the Certificate of Incorporation and By-Laws of Homeland Resources Ltd, a Nevada corporation (the "Company"), the undersigned approves the appointment of Vikram Grover to the positions of Chief Executive Officer, President, Chief Financial Officer, and Secretary. The Board meeting was convened on June 21, 2021 at 12:00pm CT.

WHEREAS, to grow its business and fund strategic acquisitions, the Board of Directors approves the appointment of Vikram Grover to the positions of Chief Executive Officer, President, Chief Financial Officer, and Secretary.

WHEREAS, the Board of Directors believes it is in the best interests of the Company to appoint Vikram Grover to the positions of Chief Executive Officer, President, Chief Financial Officer, and Secretary.

NOW THEREFORE BE IT RESOLVED THAT:

RESOLVED, the Board of Directors approves the appointment of Vikram Grover to the positions of Chief Executive Officer, President, Chief Financial Officer, and Secretary.

RESOLVED, that any of the Executive Officers of the Company are hereby authorized and directed for and on behalf of the Company to do and perform all acts and things and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to the consent resolutions set forth above.

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Vikram Grover, Sole Director